Exhibit 10(t)

RADIANT ENERGY CORPORATION

as “the Corporation”

- and -

ROXBOROUGH HOLDINGS LIMITED,

HARA ENTERPRISES LIMITED, and

JOHN M. MARSH

as “the Lenders”

CREDIT AGREEMENT

August 13, 2001

CREDIT AGREEMENT

        THIS AGREEMENT is made the 13th day of August, 2001,

BETWEEN:

RADIANT ENERGY CORPORATION, a corporation formed under the laws of Canada

(hereinafter referred to as "the Corporation")

- and -

ROXBOROUGH HOLDINGS LIMITED, a corporation formed under the laws of the Province of Ontario

(hereinafter referred to as "Roxborough")

- and -

HARA ENTERPRISES LIMITED,a corporation formed under the laws of the Province of Ontario

(hereinafter referred to as "Hara")

- and -

JOHN M. MARSH, an individual resident in the Province of Ontario

(hereinafter referred to as "Marsh")

        WHEREAS:

A.     the Lenders have agreed to establish a non-revolving credit facility for the Corporation subject to the terms and conditions set forth herein; and

B.     each of the parties acknowledges that there is good and valuable consideration to support the agreements contained herein;

        NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE 1

CREDIT FACILITY

1.1     The Loan

        The Lenders hereby establish in favour of the Corporation, subject to the terms and conditions hereof, a non-revolving credit facility (the “Credit Facility”) in the maximum principal amount of Four Hundred, Twenty-Five Thousand Dollars ($425,000.00) (the “Principal Amount”) to be made available to the Corporation by direct advances from the Lenders from time to time in accordance with section 1.7. Any portion of the Principal Amount not drawn by December 31, 2001 shall be cancelled. The Principal Amount advanced and outstanding from time to time is hereinafter referred to as the “Loan”.

1.2     Repayment

        The Loan, including all accrued interest thereon, shall be due and payable in full on the earliest of (i) within five (5) Business Days following the completion of an offering to shareholders of the Corporation of rights to acquire securities of the Corporation, and (ii) December 31, 2001 (the “Maturity Date”).

1.3     Promissory Notes

        The Loan shall be evidenced by notes issued by the Corporation in the total Principal Amount of the Loans, which notes shall be substantially in the form of Schedule 1.3 (the “Promissory Notes”). All Promissory Notes shall rank equally without discrimination, preference or priority. The ranking of the Promissory Notes shall apply in all events and circumstances regardless of the date of any advance made to the Corporation by the Lenders. Any and all payments of the Principal Amount and interest, including prepayments or accelerations, shall be made rateably among the Lenders.

1.4     Interest

        The Corporation shall pay to the Lenders interest on the amount of the Loan outstanding from time to time at a rate per annum equal to the Prime Rate charged from time to time by the Canadian Imperial Bank of Commerce (“CIBC”) plus 3%, both before and after maturity, default or judgment (with interest on overdue interest at the said rate). For purposes of this Agreement and the Promissory Notes, “Prime Rate” means the variable rate of interest expressed at a percentage per annum determined and adjusted by CIBC from time to time as a reference rate for commercial loans made in Canada in Canadian dollars. Interest shall accrue from and including the date of issue of the Promissory Notes, on the Loan outstanding thereunder to and including the Maturity Date (or the earlier payment and discharge of the Loan in accordance with the provisions hereof). Interest under this section and the Promissory Notes shall be computed on the basis of a year of 365 or 366 days for the actual number of days elapsed.

1.5     Subordination

        (1) The payment and repayment of the Principal Amount and interest (the “Postponed Obligations”) is, and at all times will be, automatically and fully subordinated and postponed, without any further action or documentation necessary to give effect to such subordination, in right of payment to the prior payment in full of all Senior Indebtedness. The Lenders will, at any time and from time to time at the written request and at the expense of the Corporation, execute such agreements, documents and instruments as may in the opinion of the Corporation, acting reasonably, be necessary or advisable to confirm the subordination and postponement contemplated by this section 1.5. Nothing in this section 1.5(1) shall be construed as entitling any third party who has made loans to the Corporation to receive any proceeds from any property or assets of the Corporation in respect of which such third party does not have security, or has subordinated its security to other security interests granted by the Corporation, or in respect of which the security granted to such third party is invalid or unenforceable and nothing in this Agreement shall apply so as to diminish the rights of the Lenders to the proceeds of realization arising on the sale of property or assets of the Corporation in the case where any Security in favour of such third party is invalid or unenforceable.

        (2) For greater certainty, this section 1.5 shall not be construed so as to prevent the Lenders from receiving and retaining any payments on account of the Loan which are made (a) in a manner that is consistent with the terms of this Agreement and (b) at any time when no event of default as defined in any Senior Indebtedness or the instrument creating the same has occurred and is continuing and in respect of which notice has been given by or on behalf of the holders of Senior Indebtedness to the Corporation and the Lenders. Until written notice shall be given to the Lenders by or on behalf of the holders of Senior Indebtedness of the occurrence of any default with respect to such Senior Indebtedness or the existence of any other facts which would have the result that any payment in respect of this Agreement would be in contravention of the provisions of this section 1.5, the Lenders shall be entitled to assume that no such default has occurred, or that no such facts exist.

1.6     Commitments

        The commitment of each Lender under the Credit Facility is several (and not joint and several) and the obligations of each Lender shall not exceed at any time the amount of its commitment thereunder. The maximum commitment of each Lender is as follows:

Lender	Commitment
Roxborough	$250,000.00
Hara	$125,000.00
Marsh	$50,000.00
$50,000.00

1.7     Request for Advance

        The Corporation shall deliver a written request for advance (a “Request for Advance”) to the Lenders no later than 10:00 a.m. (Toronto time) on or before the 5th Business Day prior to the day (the “Advance Day”) on which the Corporation desires to receive an advance of the proceeds of the Credit Facility from the Lenders. Each Request for Advance shall set out the relevant particulars of such advance including the amount thereof. On the Advance Day, each Lender shall advance to the Corporation its pro rata share of the requested advance in immediately available funds.

1.8     Prepayments

        The Corporation may prepay, in whole or in part, the Principal Amount and all interest accrued thereon prior to the Maturity Date.

ARTICLE 2

WARRANTS

2.1     Warrants

        The Corporation shall issue a total of 90,589 Warrants to the Lenders in the numbers set opposite their names as follows:

Lender	Number of Warrants
Roxborough	53,288
Hara	26,644
Marsh	10,657

ARTICLE 3

COVENANTS OF THE CORPORATION

3.1     General Covenants

        So long as the Loan remains outstanding, the Corporation covenants and agrees as follows:

(a)	To Pay Costs. The Corporation shall pay all costs, fees, charges and expenses in relation to this Agreement and any enforcement of the terms hereof;

(b)	To Maintain Corporate Existence. The Corporation shall and shall cause each of its Subsidiaries to:

(i)	maintain its corporate existence;

(ii)	observe and conform to all valid requirements of law and of any governmental or municipal authority relative to the carrying on by the Corporation of its business;

(iii)	immediately notify the Lenders in writing of any proposed change of name of the Corporation or a Subsidiary or of the Corporation’s or a Subsidiary’s chief place of business;

(iv)	pay all taxes, rates, government fees and dues levied, assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof by proper legal proceedings and for which provision for payment adequate in the reasonable opinion of the Lender has been made;

(v)	advise the Lenders forthwith upon becoming aware of any Event of Default hereunder and deliver to the Lenders upon request a certificate in form and substance satisfactory to the Lenders signed by a senior officer certifying that no Event of Default has occurred or, if such is not the case, specifying all Events of Default and their nature and status;

(vi)	promptly cure or cause to be cured any defects in the execution or delivery of any Instrument and at its expense duly execute and deliver or cause to be duly executed and delivered all documents as the Lenders may consider necessary or desirable for such purposes; and

(vii)	at its cost and expense, upon the request of the Lenders, duly execute and deliver, or cause to be duly executed and delivered, to the Lenders such documents and do or cause to be done such acts as may be necessary or desirable in the reasonable opinion of the Lenders to carry out the purposes of this Agreement.

(c)	Reporting Issuer Status. The Corporation shall maintain its status as a reporting issuer not in default under the laws of the provinces of Ontario, Alberta and British Columbia.

(d)	Reservation of Common Shares. The Corporation will at all times reserve and keep available out of its authorized share capital and solely for the purpose of the exercise of the Warrants, and conditionally allot to the Lenders, such number of Common Shares as shall then be issuable upon the due exercise of the Warrants.

(e)	Authorization of Securities. The Corporation shall ensure that the Common Shares to be issued upon due exercise of the Warrants shall, upon issuance, be duly authorized and issued as fully paid and non-assessable shares in the capital of the Corporation.

(f)	Listing of Common Shares. The Corporation shall ensure that the Common Shares to be issued upon exercise of the Warrants shall be listed and posted for trading on the Canadian Venture Exchange or such other national securities exchange in Canada or the United States as the Corporation may reasonably determine.

ARTICLE 4

EVENTS OF DEFAULT AND REMEDIES

4.1     Events of Default.

        The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a)	if default occurs in payment when due of the Loan, or default occurs in payment when due of any interest payable under this Agreement and such default in payment of interest unremedied for a period of five (5) days or more;

(b)	if default occurs in payment or performance of any other Obligation (whether arising herein or otherwise) and remains unremedied for a period of 30 days;

(c)	if an event of default occurs under any of the Promissory Notes or in payment or performance of any obligation in excess of $25,000 in favour of any Person from whom the Corporation or any Subsidiary has borrowed money which would entitle such Person to accelerate repayment of the borrowed money, and such default is not waived in writing and remains unremedied for a period of five (5) days;

(d)	if the Corporation commits an act of bankruptcy or becomes insolvent within the meaning of any bankruptcy or insolvency legislation applicable to it or a petition or other process for the bankruptcy of the Corporation is filed or instituted and remains undismissed or unstayed for a period of 45 days or any of the relief sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur;

(e)	if any act, matter or thing is done toward, or any action or proceeding is launched or taken to terminate the corporate existence of the Corporation, whether by winding-up, surrender of charter or otherwise;

(f)	if the Corporation ceases to carry on its business or makes or proposes to make any sale of its assets in bulk or any sale of its material assets out of the usual course of its business;

(g)	if any proposal is made or any petition is filed by or against the Corporation under any law having for its purpose the extension of time for payment, composition or compromise of the liabilities of the Corporation or other reorganization or arrangement respecting its liabilities or if the Corporation gives notice of its intention to make or file any such proposal or petition including an application to any court to stay or suspend any proceedings of creditors pending the making or filing of any such proposal or petition;

(h)	if any receiver, administrator or manager of the property, assets or undertaking of the Corporation or a substantial part thereof is appointed pursuant to the terms of any trust deed, trust indenture, debenture or similar instrument or by or under any judgment or order of any court;

(i)	if any of the Disclosure Documents are false or misleading in any material respect;

(j)	if any judgment or order for the payment of money in excess of $50,000 shall be rendered against the Corporation or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(k)	if any representation or warranty made by the Corporation herein or in any other Instrument or in any certificate, statement or report furnished in connection herewith is found to be false or incorrect in any way so as to make it materially misleading when made or when deemed to have been made; or

(l)	if any event occurs with respect to any Subsidiary which, if a like event had occurred with respect to the Corporation, would have constituted an Event of Default.

4.2     Consequences of an Event of Default

        Upon the occurrence of any Event of Default, all Obligations shall at the option of the Lender become forthwith due and payable and all of the rights and remedies hereby conferred or available at law or equity shall become immediately enforceable.

ARTICLE 5

INTERPRETATION

5.1     Defined Terms

        In addition to the terms defined elsewhere in this Agreement, the following expressions shall have the following meanings:

"Advance Day" has the meaning ascribed to that term in section 1.7;

“Business Day” means any day other than Saturday, Sunday or a day on which chartered banks are closed for business in Toronto, Ontario or Buffalo, New York;

"Common Shares" means the common shares in the capital of the Corporation;

"Credit Facility" has the meaning ascribed to such term in section 1.1;

“Disclosure Documents” means the following public disclosure documents of the Corporation prepared and filed pursuant to applicable securities legislation:

(a)	audited financial statements as at and for the year ended October 31, 2000;

(b)	management information circular dated February 20, 2001 in respect of the annual meeting of shareholders to be held on March 29, 2001; and

(c)	all press releases and material change reports filed pursuant to Canadian Securities Laws after October 31, 2000 and prior to the date of this Agreement;

"Event of Default" has the meaning ascribed to such term in section 4.1;

“Instruments” means the Promissory Notes or any other agreement or instrument (whether now existing, presently arising or created in future) delivered by the Corporation to the Lenders;

"Lenders" means Roxborough, Hara and Marsh;

"Loan" has the meaning ascribed to that term in section 1.1;

"Maturity Date" has the meaning ascribed to that term in section 1.2;

“Obligations” means all principal, interest and other monies now or at any time and from time to time hereafter owing or payable by the Corporation to the Lenders, whether direct or indirect, absolute or contingent, matured or not, arising from this Agreement;

“Person” means an individual, partnership, corporation, trust, unincorporated association, joint venture, governmental agency or other entity;

"Postponed Obligations" has the meaning ascribed to that term in section 1.5(1);

"Premises" means any premises owned or occupied by the Corporation or its Subsidiaries from time to time;

"Principal Amount" has the meaning ascribed to that term in section 1.1;

"Request for Advance" has the meaning ascribed to that term in section 1.7;

“Security” means any mortgage, charge, hypothec, pledge, assignment, lien, security interest or other encumbrance, including any sale and repurchase or sale and lease back arrangement or any other arrangement of similar effect;

"Senior Indebtedness" means the principal and interest on:

(a)	indebtedness for borrowed money that the Corporation may now or hereafter incur to the extent the Corporation has granted security therefor and to the extent that the obligation to repay the borrowed money is not itself subordinated to any third party the effect of which postponement would be that the Postponed Obligations would be postponed to any such third party to whom the Postponed Obligations would not otherwise be postponed; and

(b)	renewals, extensions, restructurings, refinancings and refundings of any such indebtedness;

unless in any of the cases specified in (a) or (b) above it is provided by the terms of the instrument creating or evidencing such indebtedness that such indebtedness is not superior in right of payment to this Agreement;

“Subsidiary” means a corporation controlled by the Corporation, as the term “control” is defined in the Canada Business Corporations Act as in effect at the date hereof and without reference to any amendments thereto after the date hereof; and

“Warrants” means the non-transferable Common Share purchase warrants to be issued to the Lenders in connection with the Loans, each of which shall entitle a Lender to purchase one Common Share (subject to adjustment) at a purchase price of $1.44 per share at any time on or before the relevant expiry date and, in any event, no later than August 12, 2003.

5.2     Invalidity of any Provisions

        Any provision of this Agreement or any provisions of any Instrument which is prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof or thereof and no such invalidity shall affect the obligation of the Corporation to repay the Obligations.

5.3     Amendments

        This Agreement may only be amended by a written agreement signed by all of the parties hereto.

5.4     Interpretation

(1)        “This Agreement”, “hereto”, “hereby”, “hereunder”, “herein”, and similar expressions refer to the whole of this credit agreement and not to any particular Article, section, or other portion hereof.

(2)        Number and Gender. Words importing the singular number only include the plural and vice versa and words importing gender shall include all genders.

(3)        Financial Matters. All financial or accounting determinations, reports and statements provided for in this Agreement shall be made or prepared in accordance with generally accepted accounting principles applied in a consistent manner and shall be made and prepared on a consolidated basis.

(4)        Headings. The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(4)        Schedules. The Schedules annexed hereto shall, for all purposes, form an integral part of this Agreement.

(5)        Time of the Essence. Time is of the essence hereof.

(6)        Inclusion. Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

(7)        Generally Accepted Accounting Principles. Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to mean the generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants or the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which a given calculation is made or required to be made in accordance with generally accepted accounting principles.

(8)        Dollars. Unless otherwise indicated, all references in this Agreement to $ or dollars are references to the legal currency of the United States.

(9)        Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 6

GENERAL

6.1     Waiver

        No act or omission by a Lender in any manner whatever shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only express waiver in writing. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of a Lender with respect to, any subsequent default, whether similar or not.

6.2     Other Securities

        The rights of a Lender hereunder shall not be prejudiced nor shall the liabilities of the Corporation or of any other Person be reduced in any way by the taking of any other security of any nature or kind whatsoever either at the time of execution of this Agreement or at any time hereafter.

6.3     No Merger or Novation

        Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Corporation to pay the moneys hereby secured nor shall the same operate as a merger of any covenant herein contained or of any other Obligation, nor shall the acceptance of any payment or other security constitute or create any novation.

6.4     Amalgamation

        The Corporation acknowledges that if it amalgamates with any other corporation or corporations:

(a)	the term, "Corporation", where used herein shall extend to and include each of the amalgamating corporations and the amalgamated corporation; and

(b)	the term, “Obligations”, where used herein shall extend to and include the Obligations of each of the amalgamating corporations and the amalgamated corporation.

6.5     Lender May Remedy Default

        If the Corporation fails to do anything hereby required to be done by it a Lender may, but shall not be obliged to, do such thing and all sums thereby expended by the Lender shall be payable forthwith by the Corporation, but no such performance by a Lender shall be deemed to relieve the Corporation from any default hereunder.

6.6     Notices

        Any notice, direction or other communication to be given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

(a)	if to the Corporation, at:
40 Centre Drive Orchard Park, New York 14127
Attention: Chief Financial Officer Facsimile: (716) 662-0033

(b)	if to Roxborough, at:
One First Canadian Place Suite 6250 Toronto, Ontario M5X 1C7
Attention: President Facsimile: (416) 364-4700

(c)	if to Hara, at:
1 Balmoral Avenue Suite 507 Toronto, Ontario M4V 3B9
Attention: President Facsimile: (416) 513-0865

(d)	if to Marsh, at:
Little Harbour 54 Sloop R.R. #2, Cedar Crest Port Colborne, Ontario L3K 5V4
Facsimile: (905) 835-9289

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

6.7     Receipt

        The Corporation hereby acknowledges receipt of a true copy of this Agreement.

6.8     Indemnification

        The Corporation agrees to indemnify each Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or wilful misconduct of the Lender or any of its employees or a material breach by the Lender of any of its covenants contained herein) which may be imposed on, incurred by, or asserted against the Lender in connection with this Agreement and arising by reason of any action (including any action referred to herein) or inaction or omission to do any act legally required of the Corporation.

6.9     Successors and Assigns, etc.

        This Agreement may be assigned by a Lender upon written notice to the Corporation and the other Lenders. This Agreement and all its provisions shall enure to the benefit of the Lenders, their respective successors and assigns and shall be binding upon the Corporation, its successors and assigns. The Lender is the Person entitled to receive the money payable hereunder and to give a discharge hereof. Presentment, notice of dishonour, protest and notice of protest hereof are hereby waived.

6.10     Counterparts

        This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of such counterparts shall together constitute one and the same instrument. Any party may execute this Agreement by facsimile signature.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

RADIANT ENERGY CORPORATION
Per:_____________________________
Per:_____________________________

ROXBOROUGH HOLDINGS LIMITED
Per:_____________________________ David A. Williams President

HARA ENTERPRISES LIMITED
Per:_____________________________ Gregory G. O'Hara President

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
)
)
)
____________________________	)
Witness	)
John M. Marsh	)

Schedule 1.3

Promissory Note (form of)